GRANT HARTFORD CORPORATION

Filed Pursuant to Rule 424(b)(3)
File No. 333-155507

Supplement No. 4
dated September 15, 2010
to the Prospectus
Dated December 9, 2009

This prospectus supplement supplements the Prospectus dated December 9, 2009, relating to the sale, transfer or distribution of up to of 2,717,088 shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.

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Report on Form 8-K

On May 28, 2010, we filed with the Securities and Exchange Commission the attached Report on Form 8-K as it relates to Item 2.01     Completion of Acquisition or disposition of Assets. The text of the Form 8-K is attached hereto.

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Investing in our common stock involves risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 15, 2010.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 26, 2010

Grant Hartford Corporation

(Exact name of registrant as specified in its charter)

Montana	333-155507	20-8690366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2620 Connery Way Missoula, MT	59808
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (406) 549-4148

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2-Financial Information

Item 2.01	Completion of Acquisition or disposition of Assets. .

On May 24, 2010, the Company entered into a Share Purchase Agreement with Commonwealth Resources, LLC ("CWR").

The Share Purchase Agreement gives the Company the right to acquire the leasehold interests in eight (8) prospecting leases on Bureau of Land Management ("BLM") owned patented mining claims and ninety-one (91) unpatented mining claims, listed in Schedule B, of the Share Purchase Agreement herein incorporated as exhibit "A". All prospecting leases and unpatented mining claims are located in Granite County, Montana.

The Company previously acquired an exclusive option to purchase the mineral rights to 23 patented mineral claims and 122 unpatented mineral claims located within the Garnet Mining District of Granite County, Montana from CWR. CWR, is owned by Aaron Charlton, Creative Financial P.S. Plan, Kim Charlton-Benson and Eric Sauve. CWR, owns, collectively, 49.96% of our total beneficially owned common stock outstanding. Mr. Eric Sauve is the Company's President, CEO, CFO, and Director. Mr. Aaron Charlton is a Senior Consultant and NEO for the Company. Messrs. Charlton and Sauve are two of the Company's five full time employees. Aaron Charlton and Eric Sauve are related parties to, Grant Hartford Corporation. The owner of record of 122 unpatented claims is CWR. CWR holds these 122 unpatented and 23 patented claims pursuant to the terms of the Grant Hartford Option Agreement for our Company.

In consideration for the purchase of the eight (8) prospecting leases on BLM owned patented mining claims and ninety-one (91) unpatented mining claims, the Company agrees to issue 5,000,000 shares of the Company's no par value common stock at $1.00 per share. Additionally, the Company agrees to pay to CWR, within fifteen (15) days of the end of each calendar month, a five percent (5%) net smelter return on any ore processed by the Company from ninety (90) of the ninety-one (91) unpatented mining claims, excluding ore processed from the Shamrock unpatented mining claim and from the prospecting leases. In the event that the Company does not exercise the Grant Hartford Option Agreement, elects or is required to release any of the eight (8) prospecting leases and ninety-one (91) unpatented claims, CWR holds a reversionary interest and the Company shall convey the prospecting leases and unpatented claims to CWR.

The consideration for the prospecting leases and unpatented mining claims was negotiated in good faith by Mr. Charlton on behalf of and for the best interest of CWR and Mr. Eric Sauve negotiated on behalf of and in good faith and at arm's length for the best interest of the Company. The negotiated purchase price was determined, in part, by the $1.00 per share price offered by the Company pursuant to a Private Placement Memorandum, dated January 22, 2010, and made in reliance upon the exemption provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act. Additionally, recent stock issued in exchange of services rendered to several members of the Company's management, BJ Ambrose and Tim Matthews were issued at $1.00 between January 5, 2010 and March 31, 2010.

A copy of the Share Purchase Agreement dated May 24, 2010, is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(a)	N/A
(b)	N/A
(c)	N/A
(d)	Exhibits
99.1 Share Purchase Agreement dated May 24, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANT HARTFORD CORPORATION

Dated: May 26, 2010	By:	/s/Eric Sauve
	Name:	Eric Sauve
	Title:	Chief Executive Officer/Chief Financial Officer/Director

Exhibit No.	Description
99.1	Share Purchase Agreement dated May 24, 2010

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